FORM 10-Q
                                                  JUNE 30, 1996


                                                  EXHIBIT 11


              American Power Conversion Corporation
                Computation of Earnings Per Share
                           (Unaudited)

                              Six months Ended         Three months ended
                                  June 30,                  June 30,
                               1996        1995         1996         1995

 Primary:
 Weighted average shares
   outstanding              93,626,946   92,703,601   93,834,564   92,956,907
 Net effect of dilutive
  stock options
  based on the treasury
  stock method
  using the average
  market price                 311,582      674,884      409,266      685,814

     Total                  93,938,528   93,378,485   94,243,830   93,642,721

 Net Income                $34,317,822   35,650,359   19,105,252   17,380,546

 Per share amount                $0.37         0.38         0.20         0.19

 Fully Diluted:
 Weighted average shares
   outstanding              93,626,946   92,703,601   93,834,564   92,956,907
 Net effect of dilutive
   stock options
   based on the treasury
   stock method
   using the period end
   market price                275,687      875,127      275,687      875,127

     Total                  93,902,633   93,578,728   94,110,251   93,832,034

 Net income                $34,317,822   35,650,359   19,105,252   17,380,546

 Per share amount                $0.37         0.38         0.20         0.19




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